Exhibit 10.36
RELEASE AND SETTLEMENT AGREEMENT
     THIS AGREEMENT is made this 26th day of April, 2007 between Dana M. Cluckey, an Executive of Citizens Republic Bancorp, Inc. (hereinafter “Executive”) and Citizens Republic Bancorp, Inc. on behalf of itself and its direct and indirect subsidiaries (hereinafter “Citizens”).
RECITALS
     A. Executive is presently serving Citizens as a member of its Board of Directors and as its President and Chief Operating Officer pursuant to that certain employment agreement by and between Executive and Citizens entered into as of June 26, 2006 (the “Employment Agreement”);
     B. Executive has offered to tender his resignation from all his positions with Citizens effective May 31, 2007 (“Separation Date”), to release Citizens from any and all obligations Citizens may have to Executive pursuant to the Employment Agreement or otherwise (or claims Executive may have against Citizens) and to abide by the covenants set forth herein, in exchange for Citizens agreeing to pay Executive the amounts and provide the benefits set forth in Paragraphs 1, 2 and 3 below and the Company’s release of certain claims against the Executive as set forth below in Section 7;
     C. Citizens believes that such proposal is in the mutual best interests of Executive on the one hand and Citizens and its shareholders on the other;
     D. Executive and Citizens, without any admission of liability, desire to settle with finality, compromise, dispose of, and release all claims and demands asserted or which could be asserted by Executive or Citizens arising out of the employment and service as a director of Executive and his separation from employment and service as a director;

     E. In consideration of the foregoing and of the promises and the mutual covenants contained herein, it is hereby agreed between Executive and Citizens as follows:

AGREEMENT
     1. Citizens agrees to pay to Executive (or in the event of his death, his spouse or other personal representative) the sum of $1,125,000.00, which amount shall be paid in a lump sum on January 2, 2008.
     2. Citizens also agrees that each of the stock option grants listed on Exhibit A hereto are fully vested and shall remain fully exercisable until the expiration of their respective original ten (10) year terms, all as detailed on Exhibit A hereto. Except as provided herein, the terms of the stock option award agreements and the applicable equity compensation plan of Citizens shall govern Executive’s rights with respect to such stock options.
     3. In addition to the amount set forth in Paragraph 1, and in lieu of continued medical, dental and prescription drug coverage, Citizens also agrees to pay to Executive on the Separation Date an amount equal to thirty-six (36) months of COBRA premiums and prescription coverage costs (the value of such prescription coverage costs continuation shall be deemed to be $1,000 per month). Executive acknowledges that in order to continue his insurance coverage under the Company’s medical and dental plans, Executive or his personal representative must make a timely election for benefits and further must pay the premium for COBRA coverage in a timely manner.
     4. Executive may at his sole option exercise any conversion benefits available to him under any insurance or benefits policies, programs or coverages presently provided to him as an employee of Citizens on the terms of the applicable policies, coverages or programs presently in existence. Executive shall retain all rights of a terminated employee under Citizens’ deferred compensation plan. All other benefits and insurance to which Executive, his spouse or dependents were entitled prior to the Separation Date, including, but not limited to, pension,

401(k) Plan participation and Long Term Disability, shall terminate on the Separation Date and Executive, his spouse and dependents shall in no event be entitled to any such benefits or insurance with respect to any periods following the Separation Date, and Citizens shall have no obligation to provide any of the foregoing, other than with respect to accrued and vested benefits in accordance with the terms of the applicable plan.
     5. Executive recognizes that the amount to be paid and benefits to be provided to Executive pursuant to Paragraphs 1, 2, and 3 above are in excess of any earned wages, benefits or other compensation due and owing to Executive through the Separation Date and that but for this Agreement he is not otherwise entitled to receive them.
     6. In exchange for the good and valuable consideration set forth herein, Executive agrees for himself, his heirs, administrators, representatives, executors, successors and assigns (“Releasors”), to irrevocably and unconditionally release, waive and forever discharge any and all manner of action, causes of action, claims, rights, promises, charges, suits, damages, debts, lawsuits, liabilities, rights, dues, controversies, charges, complaints, remedies, losses, demands, obligations, promises, agreements, costs, losses, expenses, fees (including, without limitation attorneys’ fees), or any and all other liabilities or claims of whatsoever nature (including any claims for payments or benefits under the Employment Agreement), whether arising in contract, tort, or any other theory of action, whether arising in law or in equity, whether known or unknown, choate or inchoate, matured or unmatured, contingent or fixed, liquidated or unliquidated, accrued or unaccrued, asserted or unasserted, including, but not limited to, any claim and/or claim of damages or other relief for tort, any claims of wrongful discharge, breach of contract, implied contract, promissory estoppel, defamation, libel, slander, tortious conduct, personal injury, negligence, any claims under any federal, state or local employment statute, law, order or ordinance, including age discrimination under The Age Discrimination In Employment Act of 1967 (as amended), employment discrimination prohibited by other federal, state or local laws including sex, race, national origin, marital status, age, handicap, height, weight, or religious discrimination, any rights or claims arising under Title VII of the Civil Rights Act of 1965 (as amended) and any other claims for unlawful employment practices or any other unlawful criterion or circumstance which Executive and Releasors had, now have, or may have in the future against each or any of Citizens, its parents, direct or indirect subsidiaries, divisions, affiliates and related companies or entities, regardless of its or their form of business organization (collectively, with Citizens, the “Citizens Entities”), any predecessors, successors, joint ventures, and parents of any Citizens Entity, and any and all of their respective past or present directors, officers, shareholders, partners, employees, consultants, independent contractors, trustees, administrators, insurers, agents, attorneys, representatives and fiduciaries, servants, successors and assigns including without limitation all persons acting by, through, under or in concert with any of them (all collectively, the “Released Parties”) arising out of or relating to his employment or director relationship with Citizens, its predecessors, successors or affiliates and the termination thereof; provided, that Executive and Releasors do not release Citizens from any claims relating to: (i) accrued and unpaid base salary or expense reimbursements owed to Executive for periods of service prior to the Separation Date; (ii) rights to indemnification under the charter or bylaws of Citizens or its predecessors or rights under Citizens’ D&O insurance policies, in each case in respect of acts or omissions in connection with Executive’s service as a director, officer or employee of the Citizens Entities; or (iii) rights of Executive under this Agreement.

     7. Citizens (on behalf of the Citizens Entities) agrees to release, acquit and forever discharge Executive and Executive’s heirs, executors, administrators and assigns (the “Executive Released Parties”) of and from any and all manner of action, causes of action, claims, rights, promises, charges, suits, damages, debts, lawsuits, liabilities, rights, dues, controversies, charges, complaints, remedies, losses, demands, obligations, promises, agreements, costs, losses, expenses, fees (including, without limitation attorneys’ fees), or any and all other liabilities or claims of whatsoever nature which the Citizens Entities ever had, now have or may hereafter have, against the Executive Released Parties or any of them arising out of or by reason of any act or omission undertaken by Executive in good faith and in the ordinary course and scope of Executive’s duties with the Citizens Entities; provided, however, that the Citizens Entities do not release, acquit or discharge the Executive Released Parties from: (i) any of Executive’s express obligations arising out of or in connection with this Agreement, including, without limitation Section 8 of this Agreement and Sections 9 through 13 and Section 15 of the Employment Agreement; and (ii) any of Executive’s acts or omissions involving fraud, dishonesty, gross negligence or willful malfeasance, any actions that give rise to a violation of the securities laws or regulations or any actions for which Executive would not be indemnified for under the charter or bylaws of Citizens or its predecessors.
     8. Executive and Citizens agree that the provisions of Sections 8 through 13 and Section 15 of the Employment Agreement are incorporated herein by reference and that each of the parties hereto shall abide by these provisions as if fully set forth herein. Executive hereby agrees to cooperate with Citizens and/or any of the Citizens Entities in good faith in connection with any valuation of the restrictions and obligations under this Agreement (including the provisions of Sections 8 through 13 and Section 15 of the Employment Agreement).

     9. Executive acknowledges that Citizens would be irreparably injured by a violation of the covenants set forth in Paragraph 8 (including, as referenced therein, Sections 9 through 13 and 15 of the Employment Agreement) and he agrees that Citizens, in addition to any other remedies available to it for such breach or threatened breach including money damages, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of the covenants set forth in Paragraph 8 (including, as referenced therein, Sections 9 through 13 and 15 of the Employment Agreement). If a bond is required to be posted in order for Citizens to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum. In the event of an actual violation of the of the covenants set forth in Paragraph 8 (including, as referenced therein, Sections 9 through 13 and 15 of the Employment Agreement) as determined by a court of law Executive further agrees that Citizens shall be entitled to receive back from Executive and Executive shall, at Citizens’ sole discretion, be required to pay back a pro-rata portion of the amount received by Executive pursuant to Paragraph 1 of this Agreement, with such pro-rata amount to be equal to the product of (A) $1,125,000 and (B) a fraction, the numerator of which is the number of days from the date of the violation until the second anniversary of the Separation Date, and the denominator of which is 730. To the extent Citizens has not paid the Executive the amount payable under Paragraph 1, the amount that Citizens shall pay shall be reduced by an amount as determined under the preceding sentence. In no event shall an asserted violation of the provisions of Paragraph 8 (including, as referenced therein, Sections 9 through 13 and 15 of the Employment Agreement) constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.
     10. Executive understands that he does not waive rights or claims that may arise after the date this Agreement is executed.
     11. Executive further agrees that he has read this Agreement carefully and understands all of its terms.
     12. Executive understands and agrees that he is advised to consult with an attorney prior to executing this Agreement.
     13. Executive understands that he is entitled to consider this Agreement for at least twenty-one (21) days before signing it. However, after due deliberation, Executive may elect to sign this Agreement without availing himself of the opportunity to consider its provisions for at least twenty-one (21) days. Executive hereby acknowledges that any decision to shorten the time for considering this Agreement prior to signing it is voluntary, and such decision is not induced by or through fraud, misrepresentation, or a threat to withdraw or alter the provisions set forth in this Agreement in the event Executive elected to consider this Agreement for at least twenty-one (21) days prior to signing it
     14. Executive understands that he may revoke this Agreement as it relates to any potential claim that could be brought or filed under the Age Discrimination in Employment Act, 29 U.S.C. §§621-634, within seven (7) days after the date on which he signs this Agreement, and that this Agreement as it relates to such a claim does not become effective until the expiration of the seven (7) day period. In the event that Executive wishes to revoke this Agreement within the seven (7) day period, he understands that he must provide such revocation in writing to Citizens Banking Corporation, Attn: William R. Hartman, Chief Executive Officer, 328 S. Saginaw Street, Flint, Michigan 48502.
     15. In agreeing to sign this Agreement, Executive is doing so voluntarily and agrees that he has not relied on any oral statements or explanations made by Citizens or its representatives.

     16. This Agreement contains the entire Agreement between Executive and Citizens and, except as expressly provided herein, shall supersede any other employment, severance or change of control agreement or any other promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto with respect to the subject matter hereof, including, without limitation the Employment Agreement. Any modification of this Agreement must be made in writing and signed by both Executive and Citizens.
     17. Citizens may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. Executive hereby agrees to report any amounts paid or benefits provided under this Agreement for purposes of Federal, state and local tax purposes in a manner consistent with the manner in which Citizens reports any such amounts or benefits for purposes of Federal, state and local tax purposes.
     18. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified). No waiver of a breach of any provision of this Agreement by the other party will operate or be construed as a waiver of any subsequent breach by such other party. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.
     19. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.
     20. This Agreement will be governed by and construed in accordance with the laws of the state of Michigan, without giving effect to any choice of law or conflicting provision or rule (whether of the state of Michigan or any other jurisdiction) that would cause the laws of any jurisdiction other than the state of Michigan to be applied. In furtherance of the foregoing, the internal law of the state of Michigan will control the interpretation and construction of this agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

/s/	/s/

Witness Thomas W. Gallagher	Dana M. Cluckey
Date: April 26, 2007

CITIZENS REPUBLIC BANCORP, INC.

/s/	By:	/s/

Witness Thomas W. Gallagher		William R. Hartman
	Its:	Chief Executive Officer
	Date:	April 26, 2007

Exhibit A
Optionee Statement
Exercisable as of 4/18/2007
Dana Cluckey

Grant	Expiration		Grant			Outstan-
Date	Date	Plan ID	Type	Granted	Price	ding	Exercisable
Jan 22, 1998	Jan 22, 2008	RBNC_1997	Incentive	6,265	$15.1600	6,265	6,265 current

Jan 22, 1998	Jan 22, 2008	RBNC_1997	Non-Qualified	31,336	$15.1600	31,336	31,336 current

May 19, 1998	May 18, 2008	RBNC_I998	Incentive	6,265	$15.3600	6,265	6,265 current

May 19, 1998	May 18, 2008	RBNC_1998	Non-Qualified	18,800	$15.3600	18,800	18,800 current

Jan 21, 1999	Jan 20, 2009	RBNC_1997	Incentive	8,171	$12.2200	8,171	8,171 current

Feb 04, 1999	Feb 03, 2009	RBNC_1998	Incentive	8,021	$12.3400	8,021	8,021 current

Jan 20, 2000	Jan 19, 2010	RBNC_1997	Incentive	8,112	$12.2000	8,112	8,112 current

Jan 20, 2000	Jan 19, 2010	RBNC_1997	Non - Qualified	22,033	$12.2000	22,033	22,033 current

Feb 04, 2000	Feb 03, 2010	RBNC_1998	Incentive	6,653	$11.2400	6,653	6,653 current

Feb 15, 2001	Feb 15, 2011	RBNC_1998	Non-Qualified	62,156	$15.2300	62,156	62,156 current

Feb 27, 2001	Feb 27, 2011	RBNC_1998	Incentive	4,888	$15.1600	4,888	4,888 current

Feb 27, 2001	Feb 27, 2011	RBNC_1998	Non-Qualified	8,303	$15.1600	8,303	8,303 current

Feb 21, 2002	Feb 21, 2012	RBNC_1998	Non-Qualified	60,274	$15.8200	60,274	60,274 current

Totals				251,277		251,277	251,277
Note that prior Republic Bank options and warrants were converted as of the 12/29/2006 merger date to Citizens Republic options and warrants using a conversion factor of 0.5146 new options/warrants per converted option/warrant. All converted options/warrants were rounded down to the closest full share. Prices were converted by dividing the original price by 0.5146 and rounding to the nearest $0.01.
Allecon Stock Associates 25900 W. Eleven Mile Suite 140 Southfield, MI 48034
Phone: 888-324-8095 US Toll Free Fax: 248-353-1445